Exhibit 99.1
news release
www.pplnewsroom.com

Contacts:	For news media: Ryan Hill, 610-774-5997 PPL Corporation

PPL Corporation announces passing of Western Power Distribution chief executive; appoints 26-year WPD veteran and operations director as successor

ALLENTOWN, Pa. (Nov. 7, 2018) - With great sadness, PPL Corporation (NYSE: PPL) announced today that Robert A. Symons, chief executive of PPL’s Western Power Distribution subsidiary, passed away due to illness on Wednesday, Nov. 7.
PPL has implemented the company’s succession plan and named Philip Swift, previously WPD’s operations director, as chief executive of WPD.
“We are deeply saddened by Robert’s passing and extend our deepest sympathies to Robert's family, friends and co-workers at WPD,” PPL Chairman, President and Chief Executive Officer William H. Spence said.
“Guided by Robert’s vision and extraordinary leadership, WPD has consistently delivered for its customers in the U.K., achieving industry-leading customer satisfaction year after year and spurring innovation that is helping to advance a cleaner energy future,” Spence said. “He was never satisfied with the status quo, always challenging the business to reach higher for those it served.”
Symons has served as chief executive of Western Power Distribution since March 2000 and led its expansion over the last 18 years, including PPL’s purchase of Hyder in 2000, a utility holding company, and PPL’s acquisition of Central Networks in April 2011.
Among his accomplishments, in 2014 he led WPD through a regulatory price review process that resulted in WPD’s four distribution network operators becoming the only four electricity or gas distribution companies to have their business plan fast-tracked for approval by U.K. regulator Ofgem.
Symons had also served as the chair of the Energy Networks Association since late 2016, which represents electricity and gas transmission and distribution network operators in the U.K. and Ireland.
Swift, who succeeds Symons, joined WPD in 1992 following experience in the aerospace industry. With a degree in engineering and business, he has served in a variety of leadership roles within WPD. He was a senior member of the transition team responsible for the successful integration of Central Networks following PPL’s acquisition of Central Networks’ two distribution network licenses in 2011. He also led the team responsible for the delivery of WPD’s RIIO-ED1 business plan.
He has served in his most recent position, operations director, since July 2013, overseeing the day-to-day operations of WPD. He currently chairs the Energy Networks Association’s Electricity Networks and Future Group and is a member of the U.K.’s National Safety, Health and Environmental Committee for Energy.
“I have great confidence in Phil’s ability to lead our tremendous team in WPD and to continue the company’s proven track record of outstanding execution as we focus on the future for our customers,” Spence said. “Phil’s knowledge of the company, his commitment to innovation and customer satisfaction, and his leadership skills will serve us well moving forward.”

WPD serves 7.9 million customers in the U.K. As the U.K.’s largest distribution network operator, it covers densely populated residential areas and widely dispersed rural communities. WPD is consistently recognized by the U.K.’s utility regulator, Ofgem, as the top-performing distribution network operator group in the U.K.
Headquartered in Allentown, Pa., PPL Corporation (NYSE: PPL) is one of the largest companies in the U.S. utility sector. PPL’s seven high-performing, award-winning utilities serve 10 million customers in the U.S. and United Kingdom. With more than 12,000 employees, the company is dedicated to providing exceptional customer service and reliability and delivering superior value for shareowners. To learn more, visit www.pplweb.com.

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